                                    FACULTATIVE NON-BULK YRT NON-REFUND AGREEMENT

CEDING COMPANY:                          Aid Association for Lutherans
                                         Appleton, Wisconsin

Referred to as the Ceding Company in this Agreement.

REINSURER:                               Allianz Life Insurance Company of North America
                                         Minneapolis, Minnesota

Referred to as Allianz Life in this Agreement.

ACCEPTED COVERAGES:                      Life Insurance
                                         Waiver of Premium
                                         Accidental Death

EFFECTIVE DATE:                          May 1, 2000

In Witness Whereof the Ceding Company and Allianz Life have signed, duly attested, and dated hereunder by their respective authorized officers.

AID ASSOCIATION FOR LUTHERANS                           ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

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Signature                                               Signature

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Title                                                   Title

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Attested                                                Attested

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Title                                                   Title

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Date                                                    Date

SCHEDULE D - YEARLY RENEWABLE TERM PREMIUMS, PREMIUMS FOR BENENFIT COVERAGES AND SUBSTANDARD FLAT EXTRAS FOR
CONVERSIONS.............................................................................................37
SCHEDULE E - POLICY LIMITS..............................................................................38

                                               ARTICLE I - BASIS OF REINSURANCE

Commencing on the Effective Date, the Ceding Company may submit any of its individual life insurance risks, underwritten with the Ceding Company's then existing individual risk underwriting rules and written procedures, under the Accepted Plans of Insurance as listed in Schedule C, on a facultative basis, subject to the provisions of this agreement.  These provisions may be changed or modified by written agreement between the parties named in
Article XX.

The Ceding Company may at any time submit insurance risks under the Accepted Plans of Insurance as listed in
Schedule C on a facultative basis subject to the provisions of this agreement.

                                          ARTICLE II - TYPE OF REINSURANCE

The individual life reinsurance covered by this agreement shall be upon the yearly renewable term plan for the net amount at risk, or on another basis, as set forth in Article VI.

                                        ARTICLE III - FACULTATIVE SUBMISSIONS

In applying to Allianz Life for facultative individual life reinsurance, the Ceding Company shall use a form in substantial accord with Schedule B of this agreement.  The Ceding Company shall submit copies of the original application, medical examiners' reports, inspection records, attending physicians' statements plus any other papers or information that may have a bearing on the insurability of the risk.  Upon receipt of such application, Allianz
Life shall examine the papers and promptly notify the Ceding Company of its decision.  Allianz Life shall have the option of accepting, rating or rejecting each risk.

The Ceding Company shall furnish Allianz Life with any specimen copies of its individual life insurance applications, policy forms, rider forms, conditional receipt, temporary receipt, reinstatement rules, placement requirements, and any tables of rates and values which may be required for the proper administration of the business reinsured under this agreement, and shall keep Allianz Life informed with respect to any modifications of such rules, requirements, or forms under which reinsurance may be desired.  The Ceding Company must follow its written procedures for the delivery of its policies, including evidence of good health and collection of premiums and be in compliance with relevant laws of all applicable jurisdictions.  Exceptions to following the Ceding
Company's written procedures can be granted only by written approval from Allianz Life.

                                ARTICLE IV - COMMENCMENT AND TERMINATION OF LIABILITY

Facultative Business:
-----------------------
Except as hereinafter provided regarding Conditional Receipt and Temporary Insurance Receipt coverage, the liability of Allianz Life on individual life facultative reinsurance offers that are accepted and acknowledged by the Ceding Company shall commence and terminate simultaneously with that of the Ceding Company notwithstanding the other provisions of this agreement.

Acceptance of Allianz Life's offer of reinsurance by the Ceding Company shall be in accordance with the terms contained in that offer and the provisions of this agreement.  If Allianz Life's offer is not accepted, such offer shall terminate on the earlier of:  (1) the date the Ceding Company withdraws its application; or (2) the termination date in Allianz Life's offer.  The date of termination may be extended by written request from the
Ceding Company, unless Allianz Life has denied in writing such request.

Allianz Life will not be liable for a claim incurred under the terms of a Conditional Receipt or Temporary
Insurance Receipt for a risk which has been submitted to Allianz Life on a facultative basis.

Conversions and Internal Replacements:
----------------------------------------
For conversions and internal replacements originally ceded under this agreement, issued as new policies, the liability of Allianz Life under the new policy shall begin immediately subsequent to the termination of Allianz
Life's liability under the original policy.

Amount:
-------
The amount of reinsurance under this agreement with respect to any policy reinsured shall be maintained in force without reduction, unless reinsurance is terminated or reduced as otherwise provided in this agreement.

                                        ARTICLE V - REINSURANCE PREMIUM RATES

Standard and Substandard Premiums:
----------------------------------
Allianz Life anticipates that the yearly renewable term rates attached in Schedule C will be continued indefinitely for all individual life reinsurance cessions to which such rates shall apply.  However, if any one or more of such premium rates for any policy year or years after the first shall be less than the net premium rate or rates based on the 1980 CSO Table at 4.5% interest for the applicable mortality rating, only the latter rate or rates shall be guaranteed by Allianz Life.

Flat Extra Premiums:
--------------------
Refer to Schedule C, attached.

Waiver of Premium:
------------------
Refer to Schedule C, attached.

Accidental Death Benefit:
-------------------------
Refer to Schedule C, attached.

Term Renewals and Term Conversion Premiums:
-------------------------------------------
Refer to Schedule C and Schedule D, attached.

Interim Billing of Premiums for Additional Periods:
---------------------------------------------------
If the original policy is issued with insurance for an additional period, the reinsurance premium for such an additional period shall be computed at the second policy year premium rate and the premium for the first full policy year shall be computed at the first year rate.  A policy fee shall not be payable for additional term periods unless the policy terminates in the first policy year.

                                             ARTICLE VI - AMOUNT AT RISK

The individual life reinsurance of Allianz Life shall be upon the yearly renewable term plan for the net amount at risk for which the Ceding Company has paid premiums.  If the Ceding Company retains a portion of the risk, such retention shall be maintained unchanged except as allowed in Article XIII.

Level Term Plans:
-----------------
If the individual life insurance reinsured is issued as a level term plan, Allianz Life's net amount at risk shall equal the face amount of the insurance reinsured.

Reducing Term Plans:
--------------------
If the individual life insurance reinsured is issued as a reducing term plan.  Allianz Life's net amount at risk for the first policy year shall equal the face amount of the life insurance reinsured as of the beginning of the first policy year.  After the first policy year, Allianz Life's net amount at risk for each of the policy years two through ten, inclusive, shall be reduced by one-ninth of the difference between (a) the face amount of the life insurance reinsured as of the beginning of the first policy year, and (b) the face amount of the life insurance reinsured as of the beginning of the tenth policy year.  Allianz Life's net amount at risk for each of the ten policy years, during the ten policy year period after the first ten policy years, shall be the prior policy year's net amount at risk, less an amount equal to one-tenth of the difference between (a) the face amount of the life insurance reinsured as of the beginning of the policy year immediately preceding the period involved, and (b) the face amount of the life insurance reinsured as of the beginning of the last policy year of the period involved.

Universal/Variable Life Plans:
------------------------------
Allianz Life's net amount at risk for Universal/Variable life plans shall be proportionate to the Ceding Company's actual net amount at risk or a mutually acceptable approximation agreed to in writing by all parties.

                                       ARTICLE VI - AMOUNT AT RISK (continued)

A Plan Other Than a Level Term Plan, Reducing Term Plan, or Universal/Variable Life Plan:
-----------------------------------------------------------------------------------------
Allianz Life's net amount at risk for the first policy year shall equal the face amount of the individual life insurance reinsured.  After the first policy year, Allianz Life's net amount at risk for each of the policy years two through ten, inclusive, shall be reduced by an amount equal to one-ninth of the cash value of the life insurance reinsured as of the end of the tenth policy year.

Allianz Life's net amount at risk for each of the ten policy years, during any ten policy year period after the first ten policy years, shall be the prior year's net amount at risk less an amount equal to one-tenth of the difference between (a) the cash value of the life insurance reinsured as of the end of the policy year immediately preceding the period involved, and (b) the cash value of the life insurance reinsured as of the end of the last policy year of the period involved.

                                    ARTICLE VII - PAYMENT OF REINSURANCE PREMIUMS

Reinsurance premiums are to be paid annually at Allianz Life's home office without regard to the frequency of payment stipulated in the policy issued by the Ceding Company.  At the beginning of each month, Allianz Life will send the Ceding Company a statement showing premiums falling due during the month and premiums for any new reinsurance.  The statement will also show any premium refunds due the Ceding Company.

Payments:
---------
Within  thirty (30) days after the receipt of the statement, the Ceding Company will pay Allianz Life the net amount shown in the statement.  If any reinsurance premium is not paid within the allotted time, Allianz Life may terminate the reinsurance by giving the Ceding Company thirty (30) days written notice.  The Ceding Company will be liable for the payment of reinsurance premiums to the effective date of termination.  After the effective date of termination, an interest charge of 1% per month will be made on the then accumulated unpaid reinsurance premium.

If a statement shows that a net balance is payable to the Ceding Company, Allianz Life shall pay promptly to the
Ceding Company the amount of the net balance.

Terminations:
-------------
The Ceding Company will give Allianz Life timely notice of all policy terminations and changes that affect the reinsurance.  Unearned reinsurance premiums will be refunded except that policy fees are not refundable on any mid-policy year termination.

                                              ARTICLE IX - PREMIUM TAXES

Allianz Life shall reimburse the Ceding Company for any state premium taxes the latter may be required to pay upon the Ceding Company's written request within five years from the date of payment with respect to that part of premiums received under the Ceding Company's original policies which are remitted to Allianz Life as reinsurance premiums.

                                                 ARTICLE X - CLAIMS

Notice of Claims:
-----------------
The Ceding Company will notify Allianz Life as soon as reasonably possible after it receives notice of a claim on a policy reinsured hereunder.

Proofs:
-------
Copies of proofs or other written documentation relating to any claim reimbursable under this agreement shall be furnished to Allianz Life.  With respect to the claim administration, negotiation, payment, denial, or settlement of any claim or legal proceeding, the Ceding Company shall act with good faith and in accordance with its standard practices applicable to all claims, whether reinsured or not.

Receipt of  Premium:
--------------------
Receipt by Allianz Life of the initial reinsurance premium and of each subsequent reinsurance premium, in accordance with the provisions of Article VII of this agreement, shall be a condition precedent to Allianz Life's indemnification of the reinsurance to the Ceding Company.

Incontestable Policies:
-----------------------
If a claim is made to the Ceding Company on a policy which is incontestable, Allianz Life shall accept the decision of the Ceding Company in payment or settlement of that claim.  Allianz Life shall indemnify the Ceding Company for
Allianz Life's percentage of reinsurance liability upon receiving proof of loss and notice that the Ceding Company has paid the claim.

Contestable:
------------
If a claim is contestable and the Ceding Company has more net amount at risk than Allianz Life, Allianz Life shall abide the issue as it shall be settled by the Ceding Company for Allianz Life's percentage of reinsurance liability upon receipt of proof of loss and of payment by the Ceding Company to the claimant.
                                           ARTICLE X - CLAIMS (continued)

If a claim is contestable and Allianz Life has more net amount at risk than the Ceding Company, all documentation in connection with such claim shall be submitted to Allianz Life for its advice and counsel on the claim before conceding any liability, making any settlement, or denying benefits.  However, such consultation shall not impair the Ceding Company's freedom to determine its action on the claim.

Contest:
--------
The Ceding Company will notify Allianz Life of its intention to contest, compromise, or litigate a claim or to appeal a judgment under the insurance involving this reinsurance.  Allianz Life shall be afforded the opportunity to be associated, either together with the other Reinsurers on automatic reinsurance or independently on facultative reinsurance, with the Ceding Company in defense of such claim, suit, or proceeding.  Allianz Life will pay its share of the payment and specific expenses, including attorney's fees, arbitration or court costs, penalties, interest and any judgments, special investigations or similar expenses, but excluding salaries of employees, therein involved, unless it declines to be a party to the contest, compromise or litigation, in which case Allianz Life will pay the Ceding Company its share of the full amount of the reinsurance and thereby be fully discharged of any further liability and subsequent expenses.

Reinsurance Liability:
----------------------
Reinsurance liability shall include indemnification of the Ceding Company by Allianz Life for amounts attributable to the Ceding Company's percentage share of (a) the contractual benefit on a policy reinsured under this agreement;
and (b) any unusual expenses incurred by or reimbursed by the Ceding Company, arising from the defense or investigation of a claim for liability on a policy reinsured under this agreement or from the taking up or rescinding of such a policy.

                                           ARTICLE X - CLAIMS (continued)

In no event shall the following be items of reinsurance liability:
1.   routine investigation or administrative expenses, excluding fees and expenses of commercial inspection agencies.
2.   salaries of employees or other internal expenses of the Ceding Company, other than travel expenses in connection with an investigation.
3.   expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits which the Ceding Company admits are payable.
4.   expenses, fees, settlement, or judgments arising out of or in connection with claims made against the
     Ceding Company for extra-contractual damages as more fully described within the Extra-Contractual Damages
     Article.

Payment of Claims:
------------------
Indemnification of Allianz Life's percentage of liability on account of death shall be made in one lump sum, regardless of the Ceding Company's mode of settlement.  Unless otherwise agreed between Allianz Life and the Ceding
Company, there shall be no netting against payments due under this agreement.

Interpleader:
-------------
Except as stated in the Reinsurance Liability provision above, payment of a claim will include amounts paid by the
Ceding Company into a court of appropriate jurisdiction in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds.  However, Allianz Life is not liable for double or additional payment of policy proceeds.

                                           ARTICLE X - CLAIMS (continued)

Waiver of Premium:
------------------
If a claim is approved for Waiver of Premium benefits on a policy reinsured hereunder, the Ceding Company shall continue to pay reinsurance premiums less any applicable allowances to Allianz Life, excluding the premium for
Waiver of Premium reinsurance.  Allianz Life shall pay to the Ceding Company its proportionate share of the premiums at
the rate applicable to the original policy for the covered life and supplementary benefits reinsured under this agreement.

Misstatement of Age or Sex:
---------------------------
In the event that the amount of insurance provided by a policy or policies reinsured under this agreement is increased or reduced because of a misstatement of age or sex established after the death of the insured, the reinsurance liability of Allianz Life shall increase or reduce in an amount equal to the amount of the increase or reduction of the original insurance multiplied by the proportion represented by Allianz Life's percentage immediately prior to the discovery of such misstatement of age or sex.  Reinsurance in force with Allianz Life shall be reformed on the basis of the adjusted amounts, using values applicable to the correct age and sex.  Any adjustment in reinsurance premiums required by such reformation shall be made without interest.

Interest:
---------
If the Ceding Company pays or reimburses interest on the contractual benefit of a policy reinsured under this agreement, Allianz Life shall indemnify the Ceding Company for Allianz Life's percentage of such interest.

                                       ARTICLE XI - EXTRA-CONTRACTUAL DAMAGES

Extra-contractual damages include punitive damages, consequential damages, and compensatory damages.  In no event shall Allianz Life participate in such damages which are awarded against the Ceding Company as a result of an act, omission, or course of conduct committed by the Ceding Company or its Agent in connection with the insurance reinsured under this agreement.  Allianz Life shall, however, pay its share of statutory penalties awarded if
Allianz Life elected to join in the contest of the coverage in question.

The parties recognize that circumstances may arise in equity which would require Allianz Life, to the extent permitted by law, to share proportionately in certain assessed damages.  Such circumstances are difficult to define in advance, but generally would be those situations in which Allianz Life was an active party and directed, consented to, or ratified in writing the act, omission, or course of conduct which ultimately results in the assessment of punitive, statutory, and/or compensatory damages.  In such situations, the Ceding Company and Allianz
Life would share such damages so assessed in proportion to the risk insured.

For the purposes of this provision, the following definitions shall apply:

Punitive Damages are those awarded as a penalty the amount of which is not governed nor fixed by statute;

Statutory Penalties are those amounts which are awarded as a penalty but fixed in amount by statute;

Compensatory Damages are those amounts awarded to compensate for the actual damages sustained and are not awarded as a penalty nor fixed in amount by statute.

                                            ARTICLE XII - POLICY CHANGES

Changes:
--------
If any change is made in the plan of the original policy reinsured facultatively with Allianz Life, including any change in status caused by the application of a nonforfeiture provision, a corresponding change shall be made in the reinsurance.  If a change is made in the underwriting classification of the original policy reinsured with
Allianz Life, a corresponding change shall be made in the reinsurance subject to the prior approval of Allianz Life if the original policy was facultatively submitted to Allianz Life.

The parties hereto may from time to time agree, in writing, that other methods of changing or reducing the reinsurance with Allianz Life shall apply in a given case without otherwise affecting the terms of this agreement.

Increases:
----------
If life insurance on a reinsured policy is increased and the increase is subject to new underwriting evidence, then the increase of life insurance on the reinsured policy will be handled the same as the issuance of a new policy.
If the increase is not subject to new underwriting evidence, then the increase shall be automatically accepted by
Allianz Life.  Reinsurance rates will be based on the original issue age, duration since issuance of the original policy and the original underwriting classification.

                                      ARTICLE XII - POLICY CHANGES (continued)

Reductions and Terminations:
----------------------------
If a policy of life insurance issued by the Ceding Company is terminated or reduced, the reinsurance with respect to that policy shall be reduced in life manner as of the same date and time.  If any portion of insurance retained by the Ceding Company is reduced or terminated, the reinsurance with respect to other policies issued on the same life shall be simultaneously reduced or terminated, so that the Ceding Company maintains their original retention.
In such cases, the reinsurance to be reduced or terminated shall be determined by the chronological order in which it was effected, the first effected being the first reduced or terminated, and so on.  Two or more policies issued on the same date shall be considered one policy.

If the reinsurance on any particular policy has been ceded to more that one reinsurer, the reduction shall be applied to all reinsurers on such policy in proportion to the amounts originally ceded to each reinsurer.  In no case shall the Ceding Company be required to assume a risk in excess of its regular retention limit at the time of issue of the original policy under which reinsurance is being terminated.

Reinstatements:
---------------
If a facultative policy reinsured hereunder lapses for nonpayment of premium and reinstatement is applied for, all papers in connection with said reinstatement shall be forwarded to Allianz Life for its review and approval.  Upon such approval, the Ceding Company shall pay Allianz Life all reinsurance premiums in arrears in connection with the reinstatement with interest at the same rate and in same manner as the Ceding Company received under its policy.

                                   ARTICLE XIII - RECAPTURE AND RETENTION CHANGES

If the Ceding Company increases its retention limits, the Ceding Company may reduce the reinsurance on all risks except those on which it kept amounts that were less than the maximum retention limits in effect when the original insurance was issued.  The retention limits of the Ceding Company as of the effective date of this agreement are shown in Schedule A.  Special reduced or zero limits for specific underwriting hazards or impairments not described in Schedule A shall not be considered to be maximum limits of retention.  The amounts recaptured will be sufficient to increase the Ceding Company's retention to the new limits.  If there are other reinsurers, the reduction on each risk will be divided according to each reinsurer's portion of the total reinsurance on the risk.  If the reinsurance is reduced on any risk, similar reductions shall be made on all risks eligible for recapture.  The
Ceding Company shall give written notice to Allianz Life ninety (90) days prior to the effective date of its increase in retention for new issues.  Recapture available hereunder shall be effected not less than ninety (90)
days after written notice is received by Allianz Life.  The reinsurance in force shall then be reduced as provided herein upon the later of the anniversary date next following, or the twentieth anniversary date.

The above recapture provisions do not apply to risks that are accruing benefits under the waiver of premium provisions of the policy; these risks must be recaptured as soon as they are no longer collecting waiver of premium benefits.

The reduction in reinsurance due to recapture of accidental death benefits will be effective on the first policy anniversary following the written notice to recapture.

                                         ARTICLE XIV - INSPECTION OF RECORDS

Allianz Life may, at any time with reasonable notice, inspect all books, documents and procedures which relate to reinsurance under this agreement.  Such inspection shall take place in the offices of the Ceding Company or that of its agent or broker during normal business hours.

                                                 ARTICLE XV - ERRORS

Except for a violation of Article IV on Commencement and Termination of Liability, if either the Ceding Company or
Allianz Life shall fail to perform an obligation under this agreement and such failure shall be the result of an error on the part of the Ceding Company or Allianz Life, such error shall be corrected by restoring both the Ceding
Company and Allianz Life to the positions they would have occupied had no such error occurred.  An "error" is a clerical mistake made inadvertently and exclude errors of judgment and all other forms of error.

This provision shall apply only to clerical errors relating to the administration of reinsurance covered by this agreement and not to the administration of the insurance provided by the Ceding Company to its insured.  Any negligent or deliberate acts or omissions by the Ceding Company regarding the insurance provided are the responsibility of the Ceding Company and its liability insurer, if any, but not that of Allianz Life.

There is a mutual obligation on both the Ceding Company and Allianz Life to ensure that all errors are identified and corrected in an equitable manner at the earliest possible date.

                                              ARTICLE XVI - ARBITRATION

It is the intention of the Ceding Company and Allianz Life that the customs and practices of the insurance and reinsurance industry shall be given full effect in the operation and interpretation of this agreement.  The parties agree to act in all things with good faith.  If Allianz Life or the Ceding Company cannot mutually resolve a dispute which arises out of or relates to this agreement, the dispute shall be decided through arbitration as set forth in this provision.  The arbitrators shall base their decision on the terms and conditions of this agreement and, if necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law.  There shall be no appeal from the arbitrators' decision, and the parties may reduce that decision to judgment.  This article shall survive the termination of this agreement.

To initiate arbitration, either the Ceding Company or Allianz Life shall notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought.  The party to which the notice is sent shall respond to the notification in writing within ten (10) working days of its receipt.

Arbitrators:
------------
The arbitration hearing shall be before a panel of three arbitrators, each of whom must be a present or former officer of a life insurance company.  An arbitrator may not be a present or former officer, attorney or consultant of the Ceding Company, Allianz Life or either party's affiliates.

                                        ARTICLE XVI - ARBITRATION (continued)

Selection of Arbitrators:
-------------------------
The Ceding Company and Allianz Life shall each name three (3) candidates to serve as an arbitrator.  The Ceding
Company and Allianz Life shall each choose one candidate from the other party's list and these two candidates shall serve as the first two arbitrators.  If one or more candidates so chosen shall decline to serve as an arbitrator, the party which named such candidate shall add an additional candidate to its list and the other party shall again choose one candidate from the list.  This process shall continue until two arbitrators have been chosen and have accepted.  The Ceding Company and Allianz Life

shall each present their initial list of three (3) candidates by written notification to the other party within twenty-five (25) working days of the date of the mailing of the notification initiating the arbitration.  Any subsequent additions to the list which are required shall be presented within ten (10) working days of the date the naming party receives notice that a chosen candidate has declined to serve.

The two arbitrators shall then select the third arbitrator from the four (4) candidates remaining on the lists of the Ceding Company and Allianz Life within fourteen (14) days of the acceptance of their positions as arbitrators.
If the two arbitrators cannot agree on the choice of the third, then this choice shall be referred back to the
Ceding Company and Allianz Life.  The Ceding Company and Allianz Life shall take turns striking the name of one of the candidates from the remaining four (4) candidates until only one candidate remains.  If the candidate so chosen shall decline to serve as the third arbitrator, the candidate whose name was stricken last shall be nominated as the third arbitrator.  This process shall continue until a candidate has been chosen and has accepted.  This candidate shall serve as the third arbitrator.  The first turn at striking the name of a candidate shall belong to the party that is initiating the arbitration.  Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by a majority of votes.

                                        ARTICLE XVI - ARBITRATION (continued)

Communications:
---------------
It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in this provision.  Therefore, at no time will either the Ceding Company or Allianz
Life contact or otherwise communicate with any person who has been designated as a candidate to serve as an arbitrator concerning the dispute, except upon the basis of jointly-drafted communications provided by both the
Ceding Company and Allianz Life to inform those candidates actually chosen as arbitrators of the nature and facts of the dispute.  Likewise, any written or oral arguments provided to the arbitrators concerning the dispute shall be coordinated with the other
party and shall be provided simultaneously to the other party or shall take place in the presence of the other party.

Hearing:
--------
The arbitration hearing shall be held on the date fixed by the arbitrators.  In no event shall this date be later than six (6) months after the appointment of the third arbitrator.  As soon as possible, the arbitrators shall establish pre-arbitration procedures as warranted by the facts and issues of the particular case.  At least ten
(10) working days prior to the arbitration hearing, each party shall provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing.  The arbitrators may consider any relevant evidence; they shall give the evidence such weight as they deem it entitled to after consideration of proving its case by a preponderance of the evidence.  Each party may examine any witnesses who testify at the arbitration hearing. Within twenty (20) working days after the end of the arbitration hearing, the arbitrators shall issue a written decision.  In their decision the arbitrators shall apportion the costs of arbitration, which shall include, but not limited to their own fees and expenses as they deem appropriate.

                                              ARTICLE XVII - INSOLVENCY

In the event of insolvency of the Ceding Company, all reinsurance claims payable shall be paid directly to its liquidator, receiver, or statutory successor without diminution because of the insolvency of the Ceding Company or because such liquidator, receiver, or statutory successor has failed to pay all or a portion of any claim.

Notice:
-------
In the event of insolvency of the Ceding Company, the liquidator, receiver, or statutory successor shall give
Allianz Life written notice of the pendency of a claim on a policy reinsured within a reasonable time, in no event to exceed one year, after such claim is filed in the insolvency proceeding.

Investigation:
--------------
During the pendency of a claim, Allianz Life may investigate such claim and interpose in the name of the Ceding
Company, its liquidator, receiver or statutory successor, but at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which Allianz Life may deem available to the Ceding Company or its liquidator, receiver, or statutory successor.

The expense thus incurred by Allianz Life shall be chargeable, subject to court approval, against the Ceding
Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding company solely as a result of the defense undertaken by Allianz Life.  Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose a defense to such claim, the expense shall be apportioned as though such expense had been incurred by the Ceding Company.

                                        ARTICLE XVII - INSOLVENCY (continued)

Cancellation Option:
--------------------
In the event of insolvency of Allianz Life, the Ceding Company, upon written notice within ninety (90) days, may at its option cancel this agreement effective retroactively to the date of such insolvency as it relates to the renewal of existing reinsurance.  Allianz Life shall then make proper financial adjustment from the effective cancellation date and remain liable for the payment of any claim which had occurred prior to the date of cancellation whether or not due proof of such claim had actually been received by such date.

Right to Offset:
----------------
In the event of the insolvency of either the Ceding Company or Allianz Life, any amounts owed by Allianz Life to the Ceding Company and by the Ceding Company to Allianz Life with respect to this agreement, shall be offset, as permitted by law, against each other with the balance to be paid by the appropriate party.

                                      ARTICLE XVIII - ENTIRE CONTRACT PROVISION

This agreement represents the entire agreement between Allianz Life and the Ceding Company and supercedes, with respect to its subject matter, any prior oral or written agreements between the parties.  No modification of any provision of this agreement shall be effective unless set forth in a written amendment to this agreement which is executed by both parties.  A waiver shall constitute a waiver only with respect to the particular circumstances for which it is given and not a waiver of any future circumstances.

                                   ARTICLE XIV - NON-PARTICIPATING AND NON-REFUND

Allianz Life does not participate in dividends, if any, that are payable nor does it pay any refunds resulting from the experience of policies reinsured under this agreement.

                                                ARTICLE XX - HEADINGS

Paragraph headings and Article heading are not controlling or binding provisions of this agreement.

                                         ARTICLE XXI - PARTIES TO AGREEMENTS

This is an agreement solely between the Ceding Company and Allianz Life.  The acceptance of reinsurance hereunder shall not create any right or legal relationship whatsoever between Allianz Life and the insured or the beneficiary.

                                         ARTICLE XXII - SEVERABILITY CLAUSE

If any provision of this agreement is declared or found to be illegal, unenforceable or void by any administrative agency, regulatory body, or court of competent jurisdiction, such finding shall not affect the remaining provisions of this Agreement, and all other provisions hereof shall remain in full force and effect.

                                        ARTICLE XXII - DURATION OF AGREEMENT

This agreement shall be unlimited as to its duration but may be amended at any time in writing by mutual consent of the two parties as signed by a vice president or other senior officer.  This agreement may be terminated as to further new reinsurance by either party with ninety (90) days written notice to the other.  Such terminations as to new reinsurance shall not affect existing reinsurance which shall remain in force as long as such policies shall remain in force and reinsurance premiums are paid when due, regardless of any change in ownership, merger, or acquisition of either company.

                                               ARTICLE XXIV - DAC TAX

The Ceding Company and Allianz Life hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income
Tax Regulation issued December 1992, under Section 848 of the Internal Revenue Code of 1986.

1.   The term "party" will refer to either the Ceding Company or Allianz Life as appropriate.

2.   The terms used in this Article are defined by reference to Regulation 1.848-2 in effect December 1992.

3.   The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

4.   Both parties agree to exchange information pertaining to the amount of net consideration under this
     Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

5.   Allianz Life will submit a schedule to the Ceding Company by April 1, of each year of its calculation of the net consideration for the preceding calendar year.  This schedule of calculations will be accompanied by a statement stating that Allianz Life will report such net consideration in its tax return for the preceding calendar year.

6.   The Ceding Company may contest such calculation by providing an alternative calculation to Allianz Life by
     May 1, of the year following the end of the taxable year.  If the Ceding Company does not notify Allianz Life of May 1, the new considerations reported in the respective tax returns will be the value as defined in Item 5 above.

7.   If the Ceding Company submits its alternative calculation, the parties will act in good faith to reach an agreement on the correct amount within thirty (30) days of company and Allianz Life reach agreement on an amount of the net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

                                            SCHEDULE A - RETENTION LIMITS

Life Insurance:   $1,000,000

Disability - Premium Waiver and Disability Waiver:   Same amount as life.

Applicant Insurance:       Same amount as life without regard to amount of regular life insurance on applicant's life.

Accidental Death Benefit:  $300,000 participation limit in all insurers.  This maximum includes Accidental Loss of
Life, Limb, or Sight benefit (principal sum).  The Ceding Company's Accidental Death Benefit is the same as its participation limit.

Guaranteed Purchase Option:         Retain completely.

Immediate and Deferred Annuities:   Retain completely.  Usual issue limit is $150,000 of premium in any one year on any life but larger amounts may be issued on approval of the vice president and actuary - insurance service.

Rules governing retention limits:

1.   Retention limits may be exceeded by as much as $25,000 to avoid reinsurance or to round out the amount of reinsurance required.

2.   Reinsurance in not applied for in amounts under $10,000.

3.   For previously issued certificates:  (a) use net amount at risk for level premium plans;  (b) use 100% of current amount at risk for decreasing term plans or riders.

4.   Amounts below the Ceding Company's retention limits may be reinsured according to guidelines established by the supervising officer of life underwriting or the senior underwriting officer.

5.   For new applications for insurance, decreasing term plans and riders are considered at 100% of initial risk.

                                                     SCHEDULE B

                                 SCHEDULE C - ACCEPTED PLANS OF INSURANCE AND RATES

Plans of Insurance:                 All Single Life Plans

Percentage Used to Create YRT Rates:

                               All Policy
                                  Years
                                  -----
         Nonsmoker                 72%
          Smoker                  129%

Other Specifications:

CONVERSIONS:  Conversions will be reinsured on a YRT basis at original issue age, smoking habit and duration since issue.  See the attached Schedule D.

SUBSTANDARD PREMIUMS:  Substandard table extras will be reinsured using 25% per table rating, applying the appropriate YRT rate.  Permanent flat extras will be reinsured at 0% first year and 80% renewal years of the permanent flat extra premium charged.  Temporary flat extras will be reinsured at 90% in all years.

DIVIDENDS AND CASH VALUE:  Allianz Life will not participate in dividends or cash value.

EXPENSE CHARGES:  The Ceding Company will retain all expense charges.

DEFICIENCY RESERVES:  Allianz Life will not set up deficiency reserves on its portion of the risk.

SCHEDULE D - YEARLY  RENEWABLE  TERM  PREMIUMS,  PREMIUMS  FOR BENENFIT  COVERAGES  AND  SUBSTANDARD  FLAT EXTRAS FOR
CONVERSIONS

Individual Life Reinsurance:
The rates shown in this schedule apply to reinsurance cessions of $20,000 or more.  The total individual life reinsurance premium on standard cessions and on those cessions with a percentage rating consists of the appropriate rate per $1,000 applied to the amount at risk plus an annual policy fee of $20.00 per cession.

Rates for females equal the rates for males four years younger; except that rates for females aged zero to ten equal the rates for males of the same ages and rates for females aged eleven to fourteen equal those for males aged ten.

Flat Extra:
On substandard cessions involving flat extra premiums payable for periods of more than five years, the comparable reinsurance flat extra premium in the first year is zero and in renewal years is 90% of the gross flat extra premium charged by the Ceding Company.

Waiver of Premium:
In the first policy year the reinsurance is zero.  In renewal years the reinsurance premium equals 90% of the gross disability premium charged by the Ceding Company.  Waiver of premium benefits will not begin before age 15 nor after age 60 and will require a waiting period of at least six months.

Accidental Death Benefit:
In the first policy year the premium is zero.  In renewal years the premium is 90% of the gross premium charged by the Ceding Company.

                                             SCHEDULE E - POLICY LIMITS

Minimum Cession Size:
Minimum Cession Size for Facultative Business:  the minimum initial amount to be reinsured is $20,000.

Trivial Amounts:
Reinsurance may be terminated at the option of the Ceding Company on any cession where the net amount at risk reinsured becomes less then $3,000, providing it has been in force three years.

                                          FACULTATIVE YEARLY RENEWABLE TERM
                                                REINSURANCE AGREEMENT

CEDING COMPANY:   AID ASSOCIATION FOR LUTHERANS
                  (hereinafter referred to as the Ceding Company)

REINSURER:        CONTINENTAL ASSURANCE COMPANY OF CHICAGO, ILLINOIS
                  (hereinafter referred to as Continental)

ACCEPTED COVERAGES:   As defined in the Accepted Coverages Schedule

EFFECTIVE DATE:   September 15, 1994

Commencing of the Effective Date, the Ceding Company may submit any of its excess insurance risks under Accepted
Coverages subject to the provisions of the Agreement.

This Agreement consists of the following sections:

SECTION I                  FACULTATIVE REINSURANCE
SECTION II                 BASIS OF REINSURANCE AND PREMIUMS
SECTION III                STANDARD PROVISIONS
SECTION IV                 SPECIAL PROVISIONS
SECTION V                  SCHEDULES

These sections or parts of these sections may be changed or modified only upon written agreement between the Ceding
Company and Continental.

                                                      SECTION I

                                               FACULTATIVE REINSURANCE

o    The Ceding  Company  may  submit  any of its  insurance  risks on  Accepted  Coverages  to  Continental  for
     reinsurance on a facultative basis.   Continental may decline to quote on specific facultative risks.
o    In order to apply for  facultative  reinsurance  the Ceding Company shall mail to Continental an Application for  Reinsurance,  copies  of  the  original  application,  all  medical  examinations,  microscopical  reports, inspections  reports and all other  information  which the Ceding Company has pertaining to the  insurability of the risk.  Any other  information  subsequently  available  to the  Ceding  Company  which is  pertinent  to the question  of  assuming  the risk  shall be  transmitted  promptly  to  Continental.  Continental  shall have the option of declining or making an offer on any application for facultative reinsurance.
o    Continental  will  have  no  liability  on  a  facultative   submission  by  the  Ceding  Company  until  an
     unconditional  offer to reinsure has been made in writing by  Continental  and accepted in writing by the Ceding
     Company.  Continental's  unconditional  offer will  expire at the end of 90  (ninety)  days from the date of the unconditional offer, unless an earlier date is specified in the offer.
o    The  Ceding  Company  will  submit to  Continental  any  additional  information  requested  on all  pending applications within 60 (sixty) days from Continental's request or Continental will close its file on the case.
o    Continental  will not incur any liability under and  Conditional  Receipt issued by the Ceding Company for a risk submitted to Continental on a facultative basis.

                                                     SECTION II

                                          BASIS OF REINSURANCE AND PREMIUMS

o    Life  insurance  will be reinsured on the Yearly  Renewable  Term Plan (YRT) for the net amount at risk. The amount at risk  reinsured  with the  Reinsurer  shall not at any point  exceed the initial  amount  ceded to the
     Reinsurer.   The net amount at risk each year will be determined as follows:
o    For Universal  Life policies the reinsured net amount shall be calculated by the Ceding  Company using their normal  calculations  and the  reinsurance  amount  adjusted  quarterly.  This  reinsured  amount will be in proportions to the Ceding Company's Net Amount at risk, less retention, if applicable.
o    For  other  life  policies,  the  reinsured  net  amount  at risk is the  face  amount  reinsured  less  the interpolated  cash value at the end of the year.  During the first 10 years,  interpolated  cash values will be  determined  by a straight line  interpolation  between zero and the actual 10th year cash value.  During the second 10 years,  interpolated cash values will be determined by a straight line  interpolation  between the actual  10th year and the actual 20th year cash  values.  Interpolated  cash  values in each  succeeding
     10-year period will be calculated in a consistent manner.
o    Cash values for term plans with a coverage period of 20 years or less are considered nil.
o    Reinsurance premiums are to be paid annually in advance and will be determined as follows:
o    For Life insurance on a risk  classified as standard,  the premium rates in the Premium Rates Schedule shall apply.
o    For Life  insurance on a risk  classified as multiple  table  substandard,  the  appropriate  rates from the
     Premium  Rates  Schedules  will be increased by the  appropriate  multiples as defined in the Premium  Rates
     Schedules.
o    For Life  insurance  issued with flat extra  premiums,  of five years or less,  the premiums  determined  in accordance  with  Paragraphs  (1) or (2) of this  provision  will be  increased in all policy years or until premiums cease or rating removed by 90% of the extra premiums applicable to the initial amount reinsured.

                                                      SECTON II
                                                     (continued)

BASIS OF REINSURANCE AND PREMIUMS

o   For Life insurance  issued with flat extra  premiums of more than five years,  the premiums will e increased in the initial  policy  years by 25% of the extra  premiums and in all  subsequent  years by 90% of the extra premiums.
o   The  reinsurance  premium  rates for  Disability  Waiver of Premium  Benefits risk will be 25% of the annual rate charged for the benefits in the original  policies for the first year, and 85% of this annual rate for renewal years.
o   The reinsured  disability waiver of premium benefit shall be the  policyholder's  waived gross premium which corresponds to Continental's  portion of the life insurance risk. The Ceding Company remains  obligated to pay reinsurance premiums to Continental while the insured life is disabled.
o   The reinsurance  premium rates for insurance  benefits  issued as a result of a continuation,  as defined in
    Section III. D, are shown in the premium  Rates  Schedules.  The premium  rates are to be entered based on the age at issue and  duration  since issue of the  original  insurance.  Portions of a year will be considered one full duration.
o   The rates in the YRT premium  Rates  Schedule are  guaranteed  for one year from the  effective  date of the treaty.
o   Payment of Reinsurance Premiums
o   Within 45 days following the close of the calendar  month,  the Ceding Company will forward to Continental a statement of premium  due. The  statement  will show the premiums due on any new  reinsurance  effected during the month,  renewal  premiums and any adjustments  due to changes or termination,  in accordance with the reporting requirements set forth in the Reporting Requirements Schedule.
o   The Ceding Company will remit a check for the balance  indicated to Continental  along with the statement of premium due or will submit a request for payment of any net amount due the Ceding Company.
o   If any reinsurance  premium is not paid within the allotted time,  Continental may terminate the Reinsurance on all new and existing  inforce by giving the Ceding Company written  notice.  The Ceding Company will be liable for the  payment  of  reinsurance  premium  to the  effective  date of  termination  plus the termination  charge  specified in Section III, K.  Failure by  continental  to exercise its right under this  paragraph in any specific  situation  will not be a waiver of  Continental's  right to do so at a later date.
o   Balances  remaining unpaid for more than 45 days from the date due will incur interest  calculated from that date using the 7 year "on the run" US Treasury  Bond rate  reported  for the last  working  date of the calendar month in the Wall Street Journal or a comparable publication.
o   The Ceding Company and  Continental  may exercise at any time,  the right to offset any undisputed  debts or credits, liquidated or unliquidated,  whether on account of premiums or on account losses or otherwise, due from either party to the other under this agreement or under any other  Reinsurance  Agreement with
    Continental.

QUARTERLY RESERVES AND VALUATION

o        The Ceding Company shall submit  information for valuation and reserve  calculation by the 20th of the month following the close of each calendar quarter.

BULK REPORTING REQUIREMENTS

o        The Ceding  Company  will not change its  existing  self  administered  reporting  practices in effect on or after the effective  date,  unless the Ceding Company  notifies  Continental in writing and Continental approves of such changes.

                                                     SECTION III

                                                 STANDARD PROVISIONS

ERRORS AND OMMISSIONS
o   This  Agreement  shall not be abrogated by the failure of either the Ceding Company or Continental to comply with any of the terms of the  Agreement  if it is shown that said  failure  was  unintentional  and the result of a  misunderstanding,  oversight or clerical error on the part of either the Ceding Company of
    Continental.  Both  parties  shall be returned to the  position  they would have  occupied  had no such oversight,  misunderstanding  or clerical error occurred.  This provision shall not apply if the Ceding
    Company  fails to  notify  Continental  in  writing  of its  unconditional  acceptance  of an offer for reinsurance  made by Continental  upon receipt of a facultative  application  from the Ceding  Company.
    This  provision  shall cease five years after the  termination of the last policy known to be reinsured under this agreement.

TERMINATIONS OF AND CHANGES TO INSURANCE RISKS
o   If the Ceding Company  retains a portion of the risk on the policy (ies)  reinsured under this agreement and any portion of the Ceding  Company's  insurance risk on the life of the insured  terminates or reduces, whether or not  covered by this  agreement,  the  reinsurance  will be  reduced  in  proportion  to the original policy.
o   The Ceding Company will notify  Continental of all policy  terminations,  deaths and changes that affect the reinsurance as they occur.  Unearned  reinsurance premiums will be refunded except that cession fees as defined in the Premium Rates Schedule are not refundable on any off anniversary termination.
o   If the reinsured net amount at risk on any policy falls below $1,000 the cession will be terminated.

REINSTATEMENTS
o   If an  insurance  policy on a life on which  reinsurance  has been  accepted  facultatively  by  Continental lapses for nonpayment of premiums,  copies of the application for  reinstatement and any other relevant papers shall be referred to Continental for its underwriting  evaluation prior to actual  reinstatement by the Ceding  Company.  Continental  will  notify the  Ceding  Company in writing of its  underwriting decision on all such  reinstatement  requests.  A  reinstatement  notice shall be mailed to Continental as soon as possible after reinsurance is effected.
o   In  connection  with all  reinstatements,  the  Ceding  Company  shall pay to  Continental  all  reinsurance premiums in arrears.

CONTINUATIONS
o   Continuation of a policy reinsured under this agreement shall remain  reinsured with Continental  under this agreement or another  agreement  between the Ceding  Company and  Continental.  For the purpose of this agreement,  continuations shall be defined as exchanges,  conversions,  or reissues of any other policy that was originally reinsured with Continental.

FORMS
o   The Ceding Company shall furnish  Continental  with any specimen copies of its  applications,  policy forms, rider forms and any tables of rates and values which may be required for the proper  administration  of the business reinsured under this agreement,  and shall keep Continental informed with documentation as to any modifications or new forms under which reinsurance may be desired.

CLAIMS
o   The  Ceding  Company  will  notify   Continental  of  each  claim  promptly  after  first  receipt  of  such information.  Continental  shall be consulted before admission or  acknowledgment of claim liability is made by the Ceding Company if:
o   The claim is in the contestable period, or
o   The claim is a conditional receipt claim, or
o   The amount retained by the Ceding Company is less than the total amount reinsured in all companies.
o   The Ceding Company will promptly notify  Continental of its intention to contest  insurance  reinsured under this  agreement  or to  assert  defenses  to a claim  for such  insurance.  If  Continental  agrees  to participate in the contest or assertion of defenses and the Ceding Company's  contest of such insurance results in the reduction of its  liability,  Continental  will share in such reduction in proportion to
    Continental's  liability.  Continental  will pay its share of the  unusual  expenses  of the contest in addition  to its share of the claim  itself.  Routine  expenses  incurred in the normal  settlement  of uncontested  claims,  including  interpleader  cases,  and the salary of an officer or  employee of the
    Ceding  Company are  excluded  from this  provision.  If  Continental  declines to  participate  in the contest or assertion of defenses,  Continental  will  discharge  all of its liability by payment of the full amount of the reinsurance to the Ceding Company.
o   Copies of the proofs of claim  obtained by the Ceding  Company,  together with the amount payable or paid on such claim, will be furnished to Continental as soon as possible.
o   Continental  will be liable to the Ceding  Company for the benefits  reinsured  hereunder to the same extent as the Ceding Company is liable to the Insured for such benefits,  and all reinsurance  will be subject to the terms and conditions of the policy under which the Ceding Company will be liable.
o   For life and  accidental  death claims,  Continental  will pay its share in a lump sum to the Ceding Company without  regard  to the form of claim  settlement  of the  Ceding  Company.  For a  waiver  of  premium disability  claim,  Continental  will pay its share of each gross premium as the premiums are waived by the Ceding Company.
o   Continental  agrees to pay to the  Ceding  Company a  proportionate  share of any  interest  paid out to the claimant by the Ceding  Company.  Continental's  liability to pay interest  will be  discharged  on the date that Continental issues payment to the Ceding Company.
o   Continental reserves the right to withhold any claim payments in accordance to Section II.
o   In the event the amount of insurance  provided by a policy or policies  reinsured  hereunder is increased or reduced  because  of a  misstatement  of  age  or sex  established  after  the  death  of the  insured,
    Continental  will share in the  increase,  up to  Continental's  maximum  limit,  or  reduction  in the proportion  that the net liability of Continental  bore to the sum of the retained net liability of the
    Ceding  Company  and the net  liability  of other  reinsurers  immediately  prior to such  increase  or
    reduction.   The  reinsurance  with  Continental  shall  be  immediately  prior  to  such  increase  or reduction.  The reinsurance with Continental  shall be rewritten from  commencement on the basis of the adjusted  amounts  using  premiums and reserves at the correct  age,  and sex. The  adjustment  for the difference in premiums shall be made without interest.
o   In no event will Continental  participate in punitive or compensatory  damages which are awarded against the
    Ceding  Company as a result of an act,  omission  or course of conduct  committed  solely by the Ceding
    Company in connection with the insurance  reinsured under this Agreement.  Continental  will,  however, pay its share of statutory  penalties  awarded  against the Ceding Company in connection with insurance reinsured under this Agreement if Continental elected join in the contest of the coverage in question.
o   The parties  recognize  that  circumstances  may arise in which equity  would  require  Continental,  to the extent permitted by law, to share  proportionately  in certain  assessed  damages.  Such  circumstances are difficult to define in advance,  but generally would be those  situations in which  Continental was an active party and directed,  consented to, or ratified the act, omission, or course of conduct of the
    Ceding Company which  ultimately  results in the assessment of punitive  and/or  compensatory  damages.
    In such  situations,  the Ceding  Company  and  Continental  would  share such  damages so  assessed in equitable  proportions.  Routine expenses incurred in the normal  settlement of uncontested  claims, in the  submission  of  interpleaders  and the salary of an officer or employee of the Ceding  Company are excluded from this provision.

              For the purpose of this provision, the following definitions shall apply:
              "Punitive Damages" are those damages awarded as a penalty, the amount of which is not governed nor fixed by statue.
              "Statutory Penalties" are those amounts which are awarded as a penalty, but fixed in amount by statue.
              "Compensatory Damages"are those amounts awarded to compensate for the actual damages sustained, and are not awarded as penalty, nor fixed in amount of statute.

RECAPTURE PRIVILEGE

If the Ceding Company  increases its retention  limits,  the Ceding Company may reduce the  reinsurance in accordance with the following provisions.

o   The Ceding  Company  kept its full  retention in  accordance  with the  retention  limits in effect when the original insurance was issued.  (Refer to the Retention Limits Schedule).
o   The life and waiver of premium  benefits  in the policy  must have been  reinsured  with  Continental  for a period of twenty (20) years.
o   The  reduction  in the  reinsurance  of  Accidental  Death  Benefits  will be  effective on the first policy anniversary following the notice of election to recapture.
o   The amounts  recaptured  from all reinsurers will be sufficient to increase the Ceding  Company's  retention on the risk to the new limits.
o   If there  are other  reinsurers,  the  reduction  on  Continental's  risk will be  determined  according  to continental's portion of the total reinsurance on the risk.
o   If the  reinsurance  is reduced  on any risk,  similar  reductions  will be made on all risks  eligible  for
    recapture.   This includes policies currently on waiver of premium claim.

INSPECTION OF RECORDS

Continental  shall have the right,  at any  reasonable  time, to inspect,  at the office of the Ceding  Company,  all books, records and documents relating to the reinsurance under this Agreement.

Insolvency
o   In the event of insolvency  of the Ceding  Company,  Continental's  liability for claims will continue to be in accordance  with the terms of the  agreement.  Payment of  reinsurance  claims less any  reinsurance premiums due Continental  will be made directly to the liquidator,  receiver or statutory  successor of the Ceding Company without diminution of the insolvency of the Ceding Company.
o   In the event of insolvency of the Ceding  Company,  the  liquidator,  receiver or statutory  successor  will give  Continental  written  notice  of any  pending  claim and  Continental  may,  at its own  expense, investigate  the claim and interpose any defense which it deems  appropriate  to the Ceding  Company or its  liquidator,  receiver or statutory  successor.  If the Ceding  Company  benefits  from the defense undertaken  by  Continental,  an  equitable  share of the  expenses  incurred  by  Continental  will be chargeable to the Ceding Company as part of the expense of liquidation.
o   In the event of insolvency of either the Ceding Company or  Continental,  any debts or credits due the other party,  whether matured or unmatured,  under this Agreement or any other agreement,  which exist on the date of the entry of a receivership  or liquidation  order,  shall be deemed mutual debts or credits as the case may be and shall be set off and only the balance shall be allowed or paid.
o   Continental's liability will not increase as a result of the insolvency of the Ceding Company.

PARTIES TO THE AGREEMENT

This is an Agreement for indemnity  reinsurance  solely  between the Ceding Company and  Continental.  The acceptance of reinsurance  hereunder shall not create any right or legal relation  whatever between  Continental and any insured or any beneficiary under any policies of the Ceding Company which may be reinsured hereunder.

TERMINATION CHARGE

If  Continental  exercises it rights to terminate  all new and  existing  inforce  reinsurance  as  stipulated  under
Section II, an  appropriate  charge will be determined by, and paid to,  Continental.  Such  termination  charge will be determined  so as to  approximate  the excess of deferred  acquisition  expenses  plus equity in unearned  premium reserve over the benefit  reserve plus unearned  premium  reserve for the business being  terminated  hereunder.  The calculation  of the  components  of the  charge  will be  Continental's  usual  calculation  methods  and  will be in accordance with the GAAP principals as outlined in FAS60 or FAS97, as appropriate.

DURATION OF AGREEMENT

This  Agreement  will be  effective  on and after  the  Effective  Date  stated on the  cover  page.  Other  than for nonpayment  of  reinsurance  premiums  and/or  failure to comply  with  reporting  requirements,  as  provided in the
Reporting  Requirements  Schedule, the Agreement is unlimited in duration but may be amended by mutual consent of the
Ceding Company and Continental.

This  Agreement may be terminated as to new  reinsurance  by either party's giving ninety (90) days written notice to the other.  However,  if the Ceding Company changes its  underwriting  rules and Continental does not approve of such changes in writing,  this Agreement may be terminated for new business  immediately  by  Continental.  Termination as to new reinsurance does not affect existing reinsurance.

ARBITRATION

o    It is the intention of  continental  and the Ceding  Company that the customs and practices of the insurance and reinsurance  industry shall be given full effect in the operation and interpretation of this Agreement.  The parties agree to act in all things with the highest good faith.  If  Continental  or the Ceding  Company  cannot mutually  resolve a dispute  which  arises out of or relates to this  Agreement  however,  the dispute  shall be decided through arbitration.
o    Disagreements  between  Continental  and the Ceding Company will be submitted to three  arbitrators who must be officers of other life  insurance  companies.  Within  sixty (60) days of the date of notice of the intent to submit the dispute to  arbitration,  Continental and the Ceding Company will each appoint one arbitrator and the third will be selected by these two  arbitrators.  If agreement  cannot be reached on the selection of the third arbitrator,  each arbitrator shall nominate three (3) candidates  within ten (10) days thereafter,  two of whom the other shall decline, and the decision shall be made by drawing lots.
o    The  arbitrators  shall  base  their  decision  on the terms  and  conditions  of this  Agreement  plus,  as necessary,  on the customs and  practices of the  insurance  and  reinsurance  industry  rather than solely on a strict  interpretation  of the  applicable  law.  There  shall be no appeal from their  decision,  and any court having jurisdiction of the subject matter and the parties may reduce that decision to judgement.
o    The  arbitration  hearing  shall be held on the date fixed by the  arbitrators.  In no event shall this date be  later  than six (6)  months  after  the  appointment  of the  third  arbitrator.  As soon as  possible,  the arbitrators  shall  establish  prearbitration  procedures as warranted by the facts and issues of the particular case.  At least ten (10) days prior to the  arbitration  hearings,  each party shall provide the other party and the  arbitrators  with a detailed  statement  of the facts and  arguments  it will  present  at the  arbitration hearing.  The  arbitrators  may  consider  any relevant  evidence;  they shall give the evidence  such weight as they deem it entitled to after  consideration  of any  objections  raised  concerning  it. The party  initiating the  arbitration  shall have the burden of proving its case by a preponderance  of the evidence.  Each party may examine any  witnesses  who testify at the  arbitration  hearing.  Within  twenty (20) days after the end of the arbitration  hearing,  the  arbitrators  shall issue a written  decision.  In their  decision,  the  arbitrators shall  apportion  the  costs of  arbitration,  which  shall  include  but not be  limited  to their own fees and expenses, as they deem appropriate.

CURRENCY

All currency will be payable in United States dollars.

CHOICE OF LAW AND FORUM

Illinois law shall govern the terms and  conditions of the Agreement.  In the case of  arbitration,  the  arbitration hearing shall take place in Chicago,  Illinois,  and the Uniform  Arbitration Act shall control except as provided in
Section III of this Agreement.

DAC TAX ELECTON STATEMENT

The Ceding Company and Continental hereby agree to the following  pursuant to Section  1.8482(g)(8) of the Income Tax
Regulation  issued  December  1992,  under  Section  848 of the  Internal  Revenue  Code of 1986,  as  amended.  This election shall be effective for 1992 and all-subsequent taxable years for which this agreement remains in effect.

o    The term "party" will refer to either the Ceding Company or Continental as appropriate
o    The terms used in this article are defined by reference to Regulation 1.848-2 in effect December 1992.
o    The party  with net  positive  consideration  for this  agreement  for each  taxable  year  will  capitalize specified policy  acquisition  expenses with respect to this agreement without regard to the general  deductions limitation of Section 848(C)(1).
o    Both  parties  agree to  exchange  information  pertaining  to the  amount of net  consideration  under this agreement each year to ensure consistency or is otherwise required by the Internal Revenue Service.
o    Continental  will submit a schedule to the Ceding Company by February 1, of each year of its  calculation of the net  consideration  for the  preceding  calendar  year.  This schedule  will be  accompanied  by a statement stating that Continental will report such net consideration in its tax return for the preceding calendar year.
o    The Ceding  Company may contest such  calculation  by providing an  alternative  calculation  to Continental within 30 days of the Ceding  Company's  receipt of  Continental's  calculation.  If the Ceding Company does not so  notify  Continental.  Continental  will  report  the net  consideration  as  determined  by  Continental  in
     Continental's tax return for the previous calendar year.
o    If the Ceding Company contests Continental's  Calculation of the net consideration,  the parties will act in good  faith to reach an  agreement  as to the  correct  amount  within  30 days of the date the  Ceding  Company submits its  alternative  calculation.  If the Ceding Company and  Continental  reach  agreement on an amount of the net  consideration,  each party shall  report such amount in their  respective  tax returns for the previous calendar year.

ENTIRE CONTRACT

This  agreement  shall  constitute  the entire  agreement  between the parties  with  respect to the  business  being reinsured thereunder and that there are no understandings between the parties other than in the agreement.

Any changes or  modification  to the  agreement  shall be null and void unless made by amendment to the agreement and signed by both parties.

                                                     SECTION IV

                                                 SPECIAL PROVISIONS

                                                        NONE

                                                      SECTION V

                                                      SCHEDULES

                  SCHEDULE A        RETENTION LIMITS

                  SCHEDULE B        ACCEPTED COVERAGES

                  SCHEDULE C        PREMIUM RATES

                                                     SCHEDULE A

RETENTION LIMITS SCHEDULE

The retention limits of the Ceding Company for all ages and ratings shall be $1,000,000.00.

                                                     SCHEDULE B

ACCEPTED COVERAGES SCHEDULE

Accepted coverages shall include individual life insurance policies written by the Ceding Company.

                                           AUTOMATIC REINSURANCE AGREEMENT

                                                     Between the

                                            AID ASSOCIATION FOR LUTHERANS
                                                 Appleton, Wisconsin

                                                       And the

                                         NORTH AMERICAN REASSURANCE COMPANY
                                                 New York, New York

                                           AUTOMATIC REINSURANCE AGREEMENT

                                                      CONTENTS

ARTICLE I                  Basis of Reinsurance
                           Automatic Coverage
                           Special Automatic Coverage
                           Limited Retention
                           Exceptions to Automatic Coverage
                           Facultative Reinsurance

ARTICLE II                 Facultative Submissions
                           Preparation of Cession Form
                           Policy Forms, Rate Book

ARTICLE III                Commencement & Termination of Liability

ARTICLE IV                 Oversights - Clerical Errors

ARTICLE V                  Plan of Reinsurance

ARTICLE VI                 Reinsurance Premiums

ARTICLE VII                Tax Credits

ARTICLE VIII               Experience Refunds

ARTICLE IX                 Premium Accounting

ARTICLE X                  Reductions

ARTICLE XI                 Retention Limit Increases (Recapture)

ARTICLE XII                Reinstatements

ARTICLE XIII      Policy Changes

ARTICLE XIV       Settlement of Claims

ARTICLE XV                 Inspection of Records

ARTICLE XVI       Insolvency

ARTICLE XVII      Arbitration

ARTICLE XVIII     Parties to Agreement
ARTICLE XIX       Duration of Agreement

EXHIBIT A                  Reinsurance Cession Form

SCHEDULE I                 Limits of Retention

SCHEDULE II       Annual Decrement Percentage

                                           AUTOMATIC REINSURANCE AGREEMENT

This agreement  between the Aid  Association  for Lutherans,  a corporation  organized under the laws of the State of
Wisconsin,  hereinafter  referred to as the "Company",  and the North  American  Reassurance  Company,  a corporation organized under the laws of the State of New York,  hereinafter  referred to as the "North  American Re",  Witnesseth as Follows:

                                                      ARTICLE 1

                                                BASIS OF REINSURANCE

1.   On and after the 15th day of March,  1988,  amounts of  Individual  Life and  Waiver of  Premium  Disability
     Insurance  which are in excess of the Company's  retention and which have been issued directly by the Company on lives whose surnames are spelled  commencing with any letter from A to Z,  inclusive,  on the plans of insurance stated  in  Exhibit  B,  shall  be  reinsured  with  the  North  American  RE.  At the  option  of the  company, reinsurance  may be ceded to the North  American RE on an automatic  basis as provided in  Paragraphs 2, 3 and 4 of this Article or applications  for reinsurance may be made to the North American RE on a facultative  basis as provided in Paragraph 6 of this Article.

                                                 Automatic Coverage

2.   Except as  specified  in  Paragraph  5,  whenever  the Company  retains its maximum  limit of  retention  as indicated in Schedule I, the company shall cede and the North American RE shall  automatically  accept such Life reinsurance as provided herein with a corresponding  amount of Waiver of Premium,  if any, on the same terms and for an amount not exceeding the following limits:
     Standard- $2,500,000
     Table A/B - $2,000,000
     Table C/D - $$1,500,000
     Table E/P - $1,000,000

                                                Special Automatic Coverage
3.   Even  though the  Company  may  already  be on a risk for its  maximum  limit of  retention  under  policies previously  issued and therefore unable to retain any part of the insurance  currently applied for, the Company, without  retaining  any more for its own  account,  shall  still have the right to cede  automatically  the full amount of new insurance,  within the limits  specified  above, on the same terms on which it would be willing to accept the risk for its own account if it did not already have its maximum limit of retention

                                                  Limited Retention

4.   When the Company  retains  for its own account  less than its regular  maximum  limit of  retention  for the risk, the automatic  coverage shall be for an amount equal to the amount  retained by the Company on the current application.

                                          Exceptions to Automatic Coverage

5.       Reinsurance shall not be ceded automatically to the North American RE on any life if:
(a)      The amount of Life  insurance  in force  plus the amount  currently  being  applied  for on that life in all companies exceeds Five Million Dollars ($5,000,000), or
(b)      The substandard mortality rating assessed to the risk exceeds Class P (500%), or
(c)      The  insurance  is the  result of a group  conversion  where  full  evidence  of  insurability  has not been secured, or
(d)      The Company has submitted the risk to another reinsurer for facultative consideration.

                                               Facultative Reinsurance
6.   Applications  for  reinsurance of amounts in excess of the automatic  limits  provided  above,  and any risk which the  Company  does not care to cede to the North  American RE  automatically  or which may not be so ceded under the terms of this Agreement, may be submitted for reinsurance upon a facultative basis.

                                                     ARTICLE II

                                               Facultative Submissions

1.    When the Company  submits a risk to the North American Re upon a facultative  basis,  copies of the original application,  all medical examinations,  microscopical reports, inspection to the insurablity of the risk shall be sent  to the  North  American  RE  along  with  the  appropriately  completer  sections  of the  Faulutative
      Reinsurance  Deeddd form as shown in Exhibit A. The North  American  shall  promptly  notify the Company of its decision on that risk.

                                             Preparation of Cession Form

2.    After the first  premium has been  received by the Company on an  automatic  case or on a  facultative  case accepted by the North  American Re, the Company shall  complete and send to the North American Re a reinsurance cession form as shown in Exhibit A.

                                               Policy Forms, Rate Book

3.    The Company  shall file with the North  American Re copies of all its present  policy  forms,  its rate book and reserve factors for special plans of insurance  which are not readily  available in published  volumes.  If new forms are  published or if changes are made in the material  already filed as provided  above,  the Company agrees to promptly file the new or revised copies of such material with the North American Re.

                                                     ARTICLE III

                                       Commencement & Termination of Liability

1.       On automatic  reinsurance  coverage,  the liability of the North American Re shall  commence  simultaneously with that of the Company.
2.       On facultative  reinsurance coverage,  the liability of the North American Re shall commence  simultaneously with that of the  company  provided  the  Company  has  accepted,  during the  lifetime  of the  insured,  a facultative offer made by the North American Re on that life.
3.       The liability of the North American Re shall terminate  simultaneously  with that of the Company,  unless it is terminated earlier in the accordance with Articles X or XI.

                                                     ARTICLE IV

                                            Oversights - Clerical Errors

1.       Should the Company fail to cede  reinsurance  that otherwise  would have been ceded on an automatic basis in accordance  with the  provisions of this  Agreement,  or should either the Company or the North  American Re fail to comply with any of the other terms of this Agreement,  and if this is shown to be unintentional  and the result of a  misunderstanding,  oversight  or  clerical  error on the part of either the  Company or the
         North American Re, then this Agreement shall not be deemed  abrogated  thereby,  but both companies shall be restored to the position  they would have  occupied  had no such  oversight,  misunderstanding,  or clerical error occurred.

                                                      ARTICLE V

                                                 Plan of Reinsurance

1.       Reinsurance  of Life risks  shall be on the  Yearly  Renewable  Term plan.  The amount at risk for this plan shall be calculated as follows.
(A)      For Universal Life type plans, at issue and  decennially  thereafter the Company shall project and report to
                  North  American  Re  estimated  Cash Values to be used in the  calculation  of the  reinsured  risk amount.  The  reinsured  net  amount  at risk for  Death  Benefit  Option 2 plans  shall  equal the
                  Specified  Amount less the amount  retained  by the  Company  less an  estimated  annual  decrement percentage  in the  reinsured  net amount at risk.  The  annual  decrement  percentage  is shown in
                  Schedule  II. The  reinsured  net amount at risk for Death  Benefit  Option 2 plans shall equal the
                  Specified Amount less the amount retained by the Company.
(B)      For permanent  plans other than Universal Life type plans,  the initial risk amount and the risk amounts for policy years 10, 20, and  subsequent  decennial  anniversaries  shall be defined as the  difference between  the  initial  sum  reinsured  and the Cash Value  payable at the end of the policy year on that sum  reinsured.  Should the policy expire or mature as an endowment  according to its original terms at a time other than a decennial  anniversary,  the risk amount at the time of such expiry or maturity  shall be  defined  as the  initial  sum  reinsured  less  the  cash  value on that sum at maturity or expiry.
(C)      The risk amount for interim  policy  durations  shall be calculated by straight line  interpolation  between the two surrounding precise risk amounts as calculated in (B) above.
(D)      However,  on  decreasing  term plans or level term plans  where the  duration  at issue or renewal is twenty years or less,  the risk  amount  shall be defined as the death  benefit  payable on the  Company's plan corresponding to the amount reinsured without deduction of Cash Values.
(E)      Where permanent  plans issued by the Company  provide for the return of Cash Value or reserve at death,  the risk amount  during such return period shall be defined as the Face Amount  reinsured  exclusive of the return feature but without any reduction in the risk amount for the Cash Value.

2.       Reinsurance of Disability  benefits shall be on a coinsurance  basis in accordance with the original form of the Company.

                                                     ARTICLE VI

                                                Reinsurance Premiums
                                                    Life Premiums

1.       Until  further  notice,  reinsurance  premiums  shall be at the rates given in the  attached  Exhibit B. The
         North  American Re guarantees  that premium rates for a given  attained age,  rating and duration  shall not exceed the higher of the rate shown in the attached  schedule  (Exhibit B) for that age, rating and duration or the one year term rate on the appropriate multiple of the 1958 CSO table at 21/2%.

                                                     ARTICLE VII

                                                     Tax Credits

1.       North American Re shall not reimburse the Company for premium taxes.

                                                    ARTICLE VIII

                                                 Experience Refunds

1.       The schedule of reinsurance  premiums  applicable to reinsurance ceded under the terms of this Agreement has been especially  designed to require  minimum cash outlay.  Therefore,  reinsurance  cede under the terms of this Agreement will not be considered eligible for the participation in experience refunds.

                                                     ARTICLE IX

                                                 Premium Accounting

1.       Reinsurance  premiums  shall be paid  annually,  but if a  reinsurance  policy is  terminated  or reduced in accordance  with the  provisions  of the  Agreement,  the North  American RE shall refund to the Company the unearned portion of the reinsurance premium.
2.       Promptly at the end of each calendar  month the Company  shall send to the North  American Re a statement of premiums  together with a remittance  covering the amount due for all outstanding new reinsurance upon which cessions  have been  received by the North  American Re and renewal  premiums  for all renewal  reinsurances
         falling  due  within  such  month.   The  statement  shall  also  include  any  adjustments  in  reinsurance
         premiums.   The North American Re shall verify the statement within a reasonable time.

                                                      ARTICLE X

                                                     Reductions

1.       If on a life  reinsured  hereunder any portion of the  insurance  carried by the Company shall be reduced or terminated,  the  amount of  reinsurance  carried  by the  Company  on that life  shall be reduced by a like amount  as of the  date and  time of the  termination  of the  original  insurance.  Should  the  amount  of insurance  terminated  exceed the total amount of  reinsurance  carried by the Company on the life, all such reinsurance shall be terminated.
2.       The reduction shall be applied first to the reinsurance  directly  applicable to the Company's  policy which is reduced or cancelled,  the  reinsurance  of the North  American Re being reduced by an amount which shall be the same proportion of the amount of insurance  terminated that the North American Re's  reinsurance bore to the total amount of reinsurance under that particular policy.
3.       If any portion of the terminated  insurance was retained by the Company,  a reduction equal to the amount of such  retention  shall be made in the  reinsurance  in force under all other  policies on the life,  if any, each  reinsurer  sharing in the reduction  according to its  proportion of that  reinsurance on the life not directly  applicable  to the policy of the  company  which was  terminated.  The  principle  to be  observed being always that the retention of the company is to be maintained unchanged.
4.       It is agreed  however,  that in no case  shall the  Company  be  required  to assume a risk for an amount in excess of its regular  retention  limit for the age at issue and mortality  rating of the policy under which reinsurance is being  terminated.  If the  cancellation  of  reinsurance in accordance  with the above rules would have this result,  the amount of reinsurance  to be cancelled  shall be such that the Company shall be placed upon the risk for its regular limit of retention.
5.       If the reinsured net amount at risk for a policy  reinsured  hereunder falls below $15,000,  the reinsurance coverage shall be terminated in accordance with the trivial  cancellation  amount as indicated in Schedule I of this Agreement.

                                                     ARTICLE XI

                                        Retention Limit Increase (Recapture)

1.       If the Company  increases  its limit of retention a  corresp9onding  reduction  may be made at the option of the  company  in the  reinsurance  in force on all  lives on which  the  company  had its  maximum  limit of
         retention at the time reinsurance was ceded.   However:
A.       No risk shall be recaptured prior to the policy anniversary  (earliest  recapture date) specified in Exhibit
         B.
B.       Risks wholly  reinsured  because the Company's  normal schedule of retention  provides for zero retention at the particular age and rating assigned to the risk shall not be considered eligible for recapture.

2.       Recapture shall be effected as follows:
A.       After the retention  increase is effected,  the Company shall  promptly  notify the North American Re of its intention to recapture.
B.       Eligible  policies  shall be  recaptured  on first policy  anniversary  following the notice of intention to recapture.
C.       All eligible  policies  shall be recaptured  unless there is mutual  agreement to the contrary  expressed in writing.
D.       If the Company has reinsured any portion of the risk in another  company the reduction in reinsurance  ceded under this Agreement  shall be in the same  proportion to the total reduction in reinsurance as the amount reinsured under the Agreement bears to the total reinsurance on the risk.
E.       In determining the new retention for a particular policy, the age and rating at issue should be used.
F.       If at the time of  recapture  the risk is an active  claim for  Waiver of Premium  Disability  the Life risk shall still be  considered  eligible for  recapture.  However,  the  Disability  reinsurance  shall remain in force  until  such time as the  policy  is  returned  to a  premium  paying  status.  The
         Disability  risk  shall be  recaptured  upon such  return to premium  paying  status.  However,  if within two years of said  recapture  the Waiver of Premium  claim is resumed due to an extension of the  initial  disablement  the  North  American  Re shall be  liable  for  payment  of its share of premiums  waived by the Company  subject to  collection of  Disability  premiums on North  American
         Re's share of the risk for the period in which the policy was in a premium paying status.

                                                     ARTICLE XII

                                                   Reinstatements

1.       Should  an  insured  under a lapsed  or  surrendered  policy  apply  for  reinstatement  of that  policy  in accordance  with the terms of the policy or the  practices  of the  Company,  the Company may  automatically reinstate any  reinsurance on that policy  provided the  reinsurance  was  originally  ceded on an automatic basis or the  application  for  reinstatement  is made within 90 days of the date of lapse.  Otherwise,  the reinstatement application shall be submitted to the North American Re for facultative consideration.
2.       Premiums  and  interest  on  reinstated  reinsurance  shall be payable  only to the extent  that the Company collects premiums and interest on such insurance.

                                                    ARTICLE XIII

                                                   Policy Changes

1.       If any change which affects the  reinsurance  hereunder shall be made in the policy issued by the Company to the insured,  the Company  shall,  within a reasonable  time,  notify the North  American Re of such change.
         The rules of the company  governing  changes n policy contracts which affect  reinsurance  shall be accepted as satisfactory by the North American Re.

                                                     ARTICLE XIV

                                                Settlement of Claims

1.       In the case of a claim of a claim on a  reinsured  policy,  whether  claim  payment is made under the strict policy  conditions  or  compromised  for a  lesser  amount,  the  settlement  made by the  Company  shall be unconditionally  binding  upon  the  North  American  R.  If the  Company  has no  part  of  the  risk  on a contestable  claim and the risk amount is in excess of  $25,000,  the North  American RE shall be  consulted before  admission  of the claim is made by the  Company.  However,  such  consultation  shall not impair the company's  freedom to determine the proper action on the claim and the settlement  made by the Company shall still be unconditionally binding on the North American Re.
2.       The Company  shall  furnish the North  American  Re with  copies of the proofs of claim,  together  with any information  the  Company  may  possess  in  connection  with  the  claim.  Payment  in  settlement  of  the reinsurance  under a claim approved and paid by the company for a life reinsured  hereunder shall be made by the North American Re upon the receipt of the claim papers.
3.       The North  American  Re shall  share in the  expense  of any  contest or  compromise  of a claim in the same proportion  that the net amount at risk  reinsured with the North American Re bears to the total net risk of the  Company  under all  policies on that life being  contested  by the Company and shall share in the total amount of any  reduction  in  liability  in the same  proportion.  Compensation  of  salaried  officers  and employees of the company and any possible extrcontractual damages shall not be considered claim expenses.
4.       In the event of an increase or reduction in the amount of the  company's  insurance on any policy  reinsured hereunder  because of a misstatement  of age or sex being  established  after the death of the Insured,  the
         Company  and the North  American  Re shall share in such  increase  ore  reduction  in  proportion  to their respective net amounts at risk under such policy.
5.       If a claim is approved for Waiver of Premium  benefit on a reinsured  policy,  the Company shall continue to pay the  premiums for  reinsurance  except the premium for  Disability  reinsurance.  The North  American Re shall pay its pro rata portion of the  premiums  waived on the original  policy  including  the premiums for benefits that remain in effect during disability.

                                                     ARTICLE XV

                                                Inspection of Records

1.       The North  American  Re shall  have the right at all  reasonable  times and for any  reasonable  purpose  to inspect at the office of the Company all books and  documents  referring to  reinsurance  ceded to the North
         American Re.

                                                     ARTICLE XVI

                                                     Insolvency

1.       In the event of the insolvency of the company all reinsurance  made,  ceded,  renewed or otherwise  becoming effective  under this Agreement  shall be payable by the North American Re directly to the company or to its liquidator,  receiver,  or  statutory  successor  on the basis of the  liability  of the  company  under the contract  or  contracts  reinsured  without  diminution  because of the  insolvency  of the  company.  It is understood,  however,  that in the event of the  insolvency  of the Company,  the  liquidator or receiver or statutory  successor of the insolvent  Company shall give written  notice of the pendency of a claim against the  insolvent  Company on the policy  reinsured  within a reasonable  time after such claim is filed in the insolvency  proceeding  and that  during the  pendency of such claim the North  American Re may  investigate such claim and inter pose, at its own expense,  in the proceeding  where such claim is to be adjudicated any defense or  defenses,  which it may deem  available  to the  Company or to its  liquidator  or  receiver  or statutory successor.
2.       It is further  understood  that the  expense  thus  incurred by the North  American Re shall be  chargeable, subject to court  approval,  against  the  insolvent  Company as part of the expense of  liquidation  to the extent of a  proportionate  share of the benefit  which may accrue to the Company  solely as a result of the defense  undertaken  by the North  American  Re.  Where two or more  assuming  insurers  are involved in the same claim and a majority in  interest  elect to  interpose  defense to such  claim,  the  expense  shall be apportioned  in  accordance  with the terms of the  Reinsurance  Agreement  as though such  expense had been incurred by the Company.

                                                    ARTICLE XVII

                                                     Arbitration

1.       In the event of any  difference  arising  hereafter  between the  contracting  parties with reference to any transaction  under this  Agreement,  the same shall be referred to three  arbitrators  who must be executive officers of life  insurance or life  reinsurance  companies  other than the two parties to this Agreement or their  affiliates,  each of the  contracting  companies  to  appoint  one of the  arbitrators  and  such two arbitrators  to select  the  third.  Should  the two  arbitrators  not be able to agree on the choice of the third,  then the  appointment  shall be left to the President of the American  Council of Life  Insurance or
         its successor organization.
2.       The  arbitrators  shall  consider this  Reinsurance  Agreement not merely as a legal  document but also as a gentlemen's  agreement.  They  shall  decide  by a  majority  vote of the  arbitrators.  There  shall  be no appeal from their written decision.
3.       Each party shall bear the expense of its own  arbitration,  including its  arbitrator  and outside  attorney fees,  and shall  jointly and equally  bear with the other  party the expense of the third  arbitrator.  Any remaining costs of the arbitration proceedings shall be apportioned by the Board of Arbitrator.

                                                    ARTICLE XVIII

                                                Parties to Agreement

1.       This is an Agreement  solely  between the Company and the North  American Re. The  acceptance of reinsurance hereunder  shall not create any right or legal  relations  whatever  between  the North  American Re and the insured or the beneficiary under any policies of the Company which may be reinsured hereunder.

                                                     ARTICLE XIX

                                                Duration of Agreement

1.       This  Agreement  shall be unlimited  as to its  duration  but may be  cancelled  at any time,  insofar as it pertains to the handling of new  business  thereafter,  by either  party giving  ninety (90) days' notice of cancellation  in writing.  The North  American Re shall continue to accept  reinsurance  in accordance  with this Agreement  during the ninety (90) day period  aforesaid.  The reinsurance with the North American Re on all policies  reinsured  under this  Agreement  shall be maintained in force as long as such policies  shall remain in force and  reinsurance  premiums  are paid when due (except as provided  under  Articles X and XI)
         and the North  American Re shall remain  liable  thereon  until the  termination  or expiry of the insurance reinsured.

                                                      EXHIBIT B

                                                Reinsurance Premiums

1.       Plans Covered:  Horizon III (Universal  Life);  Yearly  Renewable  Term;  Permanent Plans other than Horizon
         III; Cost of Living (COL) Benefit Rider.
2.       Standard Reinsurance Premiums:
A.       Horizon III  Reinsurance  ceded on this plan shall  employ  individual  cessions  using  annual  reinsurance
         premiums.   The reinsurance premiums shall equal the greater of
a.       the Annual Current Cost of Insurance Rates attached to this Exhibit B, or
b.       the Annual Cost of Insurance Rates actually charged the insured, less the following percentage reductions.
                                                                 Policy Years
                                                              1         2-10           11+
                           Nonsmoker                          100%       24%           17%
                           Smoker                             100%       14%            7%

B.       Cost of Living  Rates:  In addition to the premium  indicated  in A, above,  for the basic policy at issue a one time single  reinsurance  premium in accordance  with the rate schedule  identified as Schedule
         I, attached to Addendum I appended to this  Agreement  shall be due when  reinsurance  is generated by the COL Rider.
C.       YRT Plan:  Reinsurance  ceded on this  plan  shall  employ  individual  cessions  using  annual  reinsurance
         premiums.   The reinsurance premiums shall equal the greater of:
a.       the Annual Current Cost of Insurance Rates for the one million dollar band attached to this Exhibit B, or
b.       the million  dollar band for the Annual cost of  Insurance  Rates  actually  charged the  insured,  less the following percentage reductions.
                                                              Policy Years
                                                              1            2-10           11+
                                                              70%           25%           12%

D.       Permanent  Plans  other than  Universal  Life:  Reinsurance  ceded on these plans  shall  employ  individual cessions using annual reinsurance premiums.
3.       Multiple Table Substandard Reinsurance Risk Premiums:
         A.       For the Horizon III plan and the COL Rider:  The  percentage  reductions  specified  in Section II,
         A, above shall apply to multiple table substandard premiums.
         B.       For the YRT plan:  The  percentage  reductions  specified  in Section  II, C, above  shall apply to multiple table substandard premiums.
C.       For Permanent  Plans other than  Universal  Life:  Multiple table  substandard  premiums are as indicated in the YRT rate schedule.

4.       Flat Extra Substandard Reinsurance Premiums
A.       Permanent  Flat Extra  Premiums are ones assessed for more than 5 years.  North  American Re should  receive its proportionate share of any such premiums less the following percentage reductions.
a.       For the Horizon III plan: Same as indicated in Section II, A.
b.       For the YRT plan: Same as indicated in Section II, C.
c.       For Permanent Plans other than Universal Life:

                                            First Year         75%
                                            Renewal Years      10%

B.       Temporary  Flat Extra  Premiums are ones  assessed  for 5 years or less.  North  American Re should  receive its proportionate share of any such premiums less a 10% reduction in all policy years.

5.       Premiums  for  Disability  Waiver  Benefit:  North  American  Re shall  receive its  proportionate  share of disability premiums less the following percentage reductions:
A.       For the Horizon III plan: Same as indicated in Section II, A.
B.       For the YRT plan: Same as indicated in Section II, C.
C.       For Permanent plans other than Universal Life

                                            First Year          75%
                                            Renewal Years       10%

6.       Maximum Amount of Reinsurance on One Life on the Above Reinsurance Premiums: $5,000,000.

7.       Recapture:  Reinsurance  ceded on the above rates shall not be eligible for  recapture  before the following policy anniversaries:
A.       For the Horizon III plan: the fifth policy anniversary.
B.       For the YRT plan: the tenth policy anniversary.
C.       For the Permanent plans other than Universal Life: the tenth policy anniversary.

                                                 LIMITS OF RETENTION

                                            Aid Association for Lutherans

                                                        Life
                                                     $1,000,000

                                                  Waiver of Premium
                                                    Same as Life

                                              Accidental Death Benefit
                                                      $300,000
                                                  (Fully Retained)

Retention  Corridor:  The Company will  over-retain up to an additional  $50,000 to avoid the necessity of reinsuring modest amounts of reinsurance.

Trivial  Amount  Cancellation  Point:  Whenever  the  reinsured  net amount at risk for a policy drops to $15,000 the reinsurance cession shall be terminated du to trivial amounts.